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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Yahoo! Inc. of our report dated January 27, 1999, except as to Notes 3 and 11, which are as of March 15, 1999, relating to the consolidated financial statements of broadcast.com inc., and our report dated January 27, 1999, except as to the pooling of interests with Net Roadshow, Inc. and Note 3, which are as of March 15, 1999, and Note 11, which is as of April 1, 1999, relating to the supplementary consolidated financial statements of broadcast.com inc., which appear in the Current Report on form 8-K/A of Yahoo! Inc. dated April 1, 1999, as amended on April 19, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Dallas, Texas
April 25, 1999